Exhibit 4.2


                          FIRST AMENDMENT TO THE
                             RIGHTS AGREEMENT


     THIS FIRST AMENDMENT TO THE RIGHTS AGREEMENT (this "Amendment"), dated as of June 1, 2000, is made by and between American Water Works Company, Inc., a Delaware corporation (the "Company"), and Fleet National Bank (formerly known as BankBoston N.A.), a national banking association, as Rights Agent (the "Rights Agent"). The Company and the Rights Agent may be individually referred to herein as a "Party" and, collectively, as the "Parties".

                                Background

     A. The Parties entered into a Rights Agreement, dated as of February 18, 1999 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

     B. The Agreement generally defines an "Acquiring Person" as a Person who becomes the Beneficial Owner of 25% or more of the Common Shares.

     C. The Agreement provides that, in the event that a Person or a group of affiliated or associated Persons becomes the Beneficial Owner of 35% or more of the Common Shares (the "Flip-In Percentage"), each holder of a Right (other than the Acquiring Person and the Acquiring Person's Associates and Affiliates) will thereafter have the right to receive, upon exercise, Common Shares (or in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right.

     D. The Board of Directors of the Company, after due inquiry and consideration, has determined that it is in the Company's best interest to amend the Agreement to: (i) provide that an "Acquiring Person" shall, subject to certain limited exceptions, be any Person who becomes the Beneficial Owner of 10% or more of the Common Shares, and (ii) lower the Flip-In Percentage from 35% to 10%.

     E. Pursuant to Section 27 of the Agreement, the Company has directed the Rights Agent to join in this Amendment.

                                   Terms

     In consideration of the mutual covenants contained herein and in the Agreement and intending to be legally bound hereby, the Parties agree as follows:

          1. Amendment of Section 1(a). Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares then outstanding (after giving effect to any issuance of Common Shares in connection with such Person becoming the Beneficial Owner of 10% or more of Common Shares), but shall not include:

               (i)  any Exempt Person (as hereinafter defined);
          or

               (ii)  any John H. Ware, 3rd Family Member (as
          such term is hereinafter defined);

               (iii) any Willard M. Ware Family Member (as such term is hereinafter defined); or

               (iv) any Ware Family Voting Trust (as such term is hereinafter defined) which may hereafter be formed;
          provided, however, that

                    (A)  all John H. Ware, 3rd Family Members,
          taken together, shall become an Acquiring Person at such time (if any) as the aggregate percentage of the outstanding Common Shares beneficially owned by them (excluding (1) Common Shares acquired upon exercise of the Rights, (2) Common Shares hereafter acquired from a Willard M. Ware Family Member, and (3) any Common Shares beneficially owned by any Willard M. Ware Family Member which may be deemed to be beneficially owned by a John H. Ware, 3rd Family Member by virtue of Section 1(d)(ii) hereof) shall be more than 25% of the Common Shares then outstanding; and

                    (B)  all Willard M. Ware Family Members,
          taken together, shall become an Acquiring Person at such time (if any) as the aggregate percentage of the outstanding Common Shares beneficially owned by them (excluding (1) Common Shares acquired upon exercise of the Rights, (2) Common Shares hereafter acquired from a John H. Ware, 3rd Family Member, and (3) any Common Shares beneficially owned by a John H. Ware, 3rd Family Member which may be deemed to be beneficially owned by a Willard M. Ware Family Member by virtue of
          Section 1(d)(ii) hereof) shall be more than 25% of the Common Shares then outstanding; and

                     (C)  the Ware Family Voting Trust shall
          become an Acquiring Person at such time (if any) as the aggregate percentage of the outstanding Common Shares beneficially owned by the Ware Family Voting Trust (excluding Common Shares acquired upon exercise of the Rights) shall be more than 50% of the Common Shares then outstanding.

          Notwithstanding the foregoing:

                    (A)  no Person shall become an Acquiring
          Person as the result of an acquisition of Common Shares by the Company that, by reducing the number of Common Shares (or securities convertible into or exchangeable for Common Shares) outstanding, increases the percentage of Common Shares beneficially owned by such Person (together with all Affiliates and Associates of such Person) to 10% or more (25% or more in the case of a John H. Ware, 3rd Family Member or a Willard M. Ware Family Member and 50% in the case of the Ware Family Trust) of the Common Shares then outstanding; provided, however, that if any Person (other than an Exempt Person) shall become the Beneficial Owner of 10% or more (25% or more in the case of a John H. Ware, 3rd Family Member or a Willard
          M. Ware Family Member and 50% in the case of the Ware Family Trust) of the Common Shares then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than due to another share purchase by the Company), then such Person shall be an Acquiring Person;

                    (B)  if the Board of Directors of the
          Company determines in good faith that a Person who would otherwise be an Acquiring Person as defined pursuant to the first sentence of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not, solely as a result of such inadvertent acquisition, be deemed to be an Acquiring Person for any purpose of this Agreement; and

                    (C)  no Person shall become an Acquiring
          Person to the extent that the Board of Directors approves in advance of the transaction or series of transactions which but for the operation of this sentence would have caused such a Person to become an Acquiring Person; provided however that such Person shall become an Acquiring Person immediately upon becoming the Beneficial Owner of any Common Stock other than pursuant to the transaction or series of transactions approved by the Board of Directors pursuant to this sentence."

          2. Amendment to Section 3(a). Section 3(a) of the Agreement is hereby deleted in its entirety and replaced by the following:

          "(a) Until the earlier of (i) the Close of Business on the tenth calendar day after the Shares Acquisition Date or (ii) the Close of Business on the tenth Business Day after the date that a tender or exchange offer by any Person (other than an Exempt Person) is first published or sent or given within the meaning of Rule 14d-4(a) of the General Rules and Regulations under the Exchange Act, the consummation of which would result in beneficial ownership by a Person (other than an Exempt Person) of 10% or more of the outstanding Common Shares (including any such date that is after the date of this Agreement and prior to the issuance of the Rights) (the earlier of (i) and
          (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, or, with respect to Common Shares so issued on or after the Distribution Date (unless otherwise provided with respect thereto as aforesaid), to the record holder of such Common Shares on the date of issuance, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A, evidencing one Right for each Common Share so held, subject to adjustments as provided herein. In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11(i) hereof, at the time of distribution of the Right Certificates, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates."

          3. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(ii) In the event any Person (other than an Exempt Person), at any time after the date of this Agreement, together with all Affiliates and Associates of such Person shall become the Beneficial Owner of 10% or more of the Common Shares then outstanding (after giving effect to any issuance of Common Shares in connection with such Person becoming the Beneficiary Owner of 10% or more of Common Shares) and such Person, after giving effect to such Beneficial Ownership, shall be an Acquiring Person, then, promptly following the occurrence of such Section 11(a)(ii) Event, proper provision shall be made so that each holder of a Right, except as provided in
          Section 7(e), shall thereafter have a right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of the number of Common Shares for which a Right was theretofore exercisable, such number of Common Shares as shall equal the result obtained by
          (x) multiplying the then current Purchase Price by the number of Common Shares for which a Right was exercisable immediately prior to the first occurrence of the Section 11(a)(ii) Event and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current per share market price of the Common Shares (determined pursuant to Section 11(d)) on the date of the occurrence of the Section 11(a)(ii) Event (such number of shares is herein called the "Adjustment Shares"); provided, however, that the Purchase Price and number of Adjustment Shares shall be further adjusted as provided in this Agreement to reflect any event occurring after the date of such first occurrence."

          4. Other Provisions Unaffected. Except as expressly modified herein, all arrangements, agreements, terms, conditions and provisions of the Agreement remain in full force and effect, and this Amendment and the Agreement, as hereby modified, shall constitute one and the same instrument.

          5.  Miscellaneous.

              a. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

              b. Governing Law. This Amendment, the Agreement, each Right and each Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

              c. Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Amendment, the Agreement, generally, and the transactions contemplated hereunder and/or thereunder.

              d. Descriptive Headings. Descriptive headings of the several Sections of this Amendment and the Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

              e. Entire Agreement. This Amendment and the Agreement, and all of the provisions hereof and/or thereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Agreement, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them.

     IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Rights Agreement as the date first set forth above.

                          AMERICAN WATER WORKS COMPANY, INC.


                          By:  J. James Barr
                             ------------------------------------------
                             Name:  J. James Barr
                             Title:  President and Chief Executive Officer


                          FLEET NATIONAL BANK


                          By:  Joshua P. McGinn
                             ------------------------------------------
                             Name:  Joshua P. McGinn
                             Title:  Senior Account Manager